Exhibit 99.1

Founder SPAC Announces Pricing of $275 Million Initial Public Offering

Cayman Islands – October 14, 2021 – Founder SPAC (the “Company”) today announced the pricing of its initial public offering of 27,500,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Stock Market LLC (“Nasdaq”) and trade under the ticker symbol “FOUNU” beginning on October 15, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “FOUN” and “FOUNW,” respectively. The offering is expected to close on October 19, 2021, subject to customary closing conditions.

Founder SPAC is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While we will not be limited to a particular industry or geographic region in our identification and acquisition of a target company, we intend to focus our search on businesses within the technology sector, with a specific focus on the theme of Digital Transformation.

Founder SPAC is led by CEO Osman Ahmed, CFO Manpreet Singh, and Executive Chairman Hassan Ahmed. The Company's independent directors include Jack Selby, Steve Papa, Allen Salmasi, and Rob Theis. The Company’s advisory board is led by sponsor and advisor Nikhil Kalghatgi.

Jefferies LLC is acting as sole bookrunning manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,125,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Jefferies LLC at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Cody Slach

Gateway Group

(949) 574-3860

FOUN@gatewayir.com

Company Contact:

Osman Ahmed

CEO

osman@thefounderspac.com

Nikhil Kalghatgi

Advisor

nikhil@thefounderspac.com